Exhibit 99.1

Contact:	Gary Thompson - Media	Jennifer Garrison - Investors
	Caesars Entertainment Corporation	Caesars Entertainment Corporation
	(702) 407-6529	(702) 407-6407
Caesars Entertainment Reports Financial Results for the Third Quarter 2013

LAS VEGAS, October 29, 2013 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported the following third quarter 2013 results.

•	Continued positive underlying trends in third quarter Las Vegas hotel and F&B revenue as a result of resort fees and hospitality investments

•	Effective cost containment generated $65 million in cost savings in the third quarter 2013, compared to the third quarter 2012

•	Strengthened debt maturity profile through refinancing of CMBS and LINQ/Octavius debt

•	Raised approximately $200 million in cash via public equity offering; largest equity issuance since its IPO

•	Launched real-money online poker in Nevada on September 19th, leveraging World Series of Poker brand

•
Initial closing of Caesars Growth Partners (“CGP”) transaction occurred on October 21, 2013 and in connection Caesars sold certain assets to CGP in exchange for $360 million; expect closing of rights offering on November 18, 2013; November 2, 2013 is rights expiration date

•	Expects to close sale of Macau golf course in the fourth quarter 2013, for approximately $420 million in net cash proceeds

Summary Financial Data
The table below highlights certain GAAP and non-GAAP financial measures:

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions, except per share data)	2013	2012		2013	2012
Net revenues (1)	$2,180.0	$2,195.8	(0.7)%	$6,481.3	$6,565.6	(1.3)%
(Loss)/income from operations (1) (2)	(637.5)	(216.8)	(194.0)%	(370.4)	33.6	*
Loss from continuing operations, net of income taxes (1)	(773.6)	(502.6)	(53.9)%	(1,158.3)	(952.3)	(21.6)%
Income/(loss) from discontinued operations, net of income taxes	11.8	(0.8)	*	(29.5)	(74.0)	60.1%
Net loss attributable to Caesars	(761.4)	(505.5)	(50.6)%	(1,191.3)	(1,027.8)	(15.9)%
Basic and diluted loss per share (3)	(6.03)	(4.03)	(49.6)%	(9.47)	(8.21)	(15.3)%
Property EBITDA (4)	510.0	512.2	(0.4)%	1,490.1	1,587.0	(6.1)%
Adjusted EBITDA (5)	508.0	484.5	4.9%	1,448.2	1,517.6	(4.6)%
____________________________
*     Not meaningful
(1) - (5) See footnotes following Caesars Entertainment Resort Properties results later in this release.

Management Commentary
“We made considerable progress on the execution of our strategy and achieved key milestones on many projects during the quarter, despite continued softness in the domestic gaming business,” said Gary Loveman, chairman, chief executive officer and president of Caesars Entertainment Corporation. “Building on our momentum, we further enhanced our hospitality assets in Las Vegas and are particularly pleased with the improvements we’ve seen in hotel and F&B performance.

“We advanced our expansion efforts with the continued development of Horseshoe Baltimore and the launch of real money online poker in Nevada. We also executed several transactions over the past several months that strengthened our balance sheet, including the refinancing of our CMBS debt, the initial closing of the Caesars Growth Partners transaction, the sale of approximately $200 million of common equity and the announcement of the sale of our Macau golf course for approximately $420 million, net of commissions. As a result of these transactions, we have greater liquidity and no significant maturities until 2018, providing a runway for new growth opportunities to generate returns for the recovery of the core business.

“While we were disappointed with the circumstances in Massachusetts that led to us ultimately withdrawing from our partnership, we have turned our focus back to our ongoing development and repositioning efforts, which are greater catalysts for enhancing the Company’s performance. With a stronger capital structure and positive momentum in our core business - both on the development and operations side - I remain quite enthusiastic about our prospects heading into 2014,” Loveman concluded.
Consolidated Financial Results
Net Revenues
Net revenues remained relatively unchanged in the third quarter 2013 compared to the same quarter in the prior year mainly due to a decline in casino revenue of $112.2 million, or 7.1%, which was largely offset by the combination of lower promotional allowances and increases in non-gaming revenues, including pass-through management cost reimbursements.
Casino revenue declines were primarily driven by the continued impact of regional competition in Atlantic City and in certain other U.S. regional markets outside of Nevada, continued softness in the domestic gaming market and the loss of revenues resulting from the partial sale of our Conrad Punta del Este, Uruguay casino in the second quarter of 2013. Gaming results indicate continued weakening in slot volumes in virtually all domestic markets, while table volumes were relatively strong. On a consolidated basis, we experienced favorable hold in the third quarter 2013 compared to the prior year, driven by strong hold in Las Vegas, with unfavorable hold in other domestic markets.
On a consolidated basis, room revenue increased $6.4 million, or 2.1%, as a result of an increase in cash average daily room rates from $89 in the third quarter 2012 to $101 in the current quarter, primarily attributable to resort fees in Las Vegas and other Nevada properties. Total occupancy decreased 3 percentage points to 92% in the third quarter 2013 from 2012 due mainly to the disruption caused by construction activities related to the LINQ and renovation of The Quad Resort & Casino (the "Quad"), in Las Vegas.
Revenues for the Company's Managed properties increased $47.8 million for the third quarter 2013 when compared to the third quarter 2012 due to new managed properties, including Horseshoe Cincinnati (opened in March 2013) and Thistledown Racino in Ohio (commenced video lottery terminal operations in April 2013). A large portion of these revenues represent reimbursable management costs, which are presented on a gross basis as revenue and expense, thus resulting in no net impact on results. Reimbursable management costs were $72.7 million in the third quarter 2013 compared to $22.3 million in the prior year quarter.
Income from Operations
Loss from operations for the third quarter 2013 was $637.5 million compared to $216.8 million in the prior year quarter primarily due to higher non-cash intangible and tangible asset impairment charges which totaled $930.9 million in the third quarter 2013, as compared with $419.0 million in the third quarter 2012. Aside from the change in impairment charges, income from operations increased $91.2 million due primarily to a $48.6 million decrease in depreciation and amortization expense, a $32.3 million decrease in write-downs, reserves and project opening costs, net of recoveries and a $14.7 million decrease in corporate expense.

Net Loss and EBITDA measures
Net loss attributable to Caesars was $761.4 million in the third quarter 2013 compared to $505.5 million in the third quarter of 2012 due mainly to the decline in income from operations discussed above, and a $47.2 million increase in interest expense, net of interest capitalized interest, partially offset by an increase in income from discontinued operations, net of income taxes, of $12.6 million. These factors are further described in "Additional Financial Information" that follows later in this release.
Property EBITDA for the third quarter 2013 was relatively unchanged as the effects of cost reductions largely offset the income impact of lower revenues. Adjusted EBITDA increased $23.5 million, or 4.9%. Further details on these non-GAAP financial measures are found later in this release.
Regional Operational Results
To provide more meaningful information than would be possible on either a consolidated basis or an individual property basis, the Company's casino properties and other operations have been grouped into four regions. Operating results for each of the regions are provided below.
Las Vegas

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues	$773.5	$735.1	5.2%	$2,271.0	$2,287.3	(0.7)%
Income from operations	146.9	62.4	135.4%	377.0	310.4	21.5%
Property EBITDA (4)	222.4	163.9	35.7%	631.0	589.6	7.0%

Las Vegas properties include Bally's Las Vegas, Bill's Gamblin' Hall & Saloon, Caesars Palace, Flamingo Las Vegas, Harrah's Las Vegas, Paris Las Vegas, Planet Hollywood Resort & Casino, The Quad Resort & Casino and Rio.
Net revenues in Las Vegas increased $38.4 million, or 5.2%, in the third quarter 2013 compared to the third quarter 2012, primarily driven by increases in casino, rooms, and food and beverage revenues. Ongoing construction activities associated with the LINQ project, the renovation of the Quad and the renovation-related closure of Bill's Gamblin' Hall & Saloon continued to negatively affect the revenues in the region. The Company estimates that these construction activities negatively impacted third quarter 2013 revenues in Las Vegas by approximately $2 million to $5 million and reduced income from operations and Property EBITDA by approximately $1 million to $3 million.
Casino revenues increased $11.2 million, or 2.9%, in the third quarter 2013 compared with the third quarter 2012 due to favorable hold and an increase in table games volume, both driven by baccarat play.
Room revenues increased $10.2 million, or 5.4%, in the third quarter 2013 compared with the prior year quarter. The increase was largely driven by the introduction of resort fees beginning in March 2013 which contributed to an increase in cash average daily room rates from $87 in 2012 to $101 in 2013. Partially offsetting this increase was a decline in the region's occupancy percentage of 3 percentage points from 95% in 2012 to 92% in 2013, primarily due to the disruption caused by construction activities related to the LINQ construction and renovation of the Quad and lower group business.
Food and beverage revenues increased $10.5 million, or 5.3%, in the third quarter 2013 compared with the prior year quarter due to the addition of several new restaurant offerings such as Bacchanal Buffet, which opened in September 2012, and Nobu at Caesars Palace and Gordon Ramsay-branded restaurants at Caesars Palace, Paris, and Planet Hollywood.
Property operating expenses in the region declined $20.2 million in the third quarter 2013 compared with the prior year quarter largely attributable to a significant improvement in bad debt expense. Depreciation expense in the region decreased $11.6 million, and write-downs, reserves, and project opening costs, net of recoveries also improved due to the receipt of a settlement related to a timeshare development agreement.
Higher net revenues combined with the overall reduction in property operating expenses resulted in Property EBITDA of $222.4 million in the third quarter 2013, an increase of $58.5 million, or 35.7%, compared with the prior year quarter.

Atlantic Coast

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues	$421.5	$477.3	(11.7)%	$1,186.9	$1,346.2	(11.8)%
(Loss)/income from operations	(494.7)	47.3	*	(496.0)	82.4	*
Property EBITDA (4)	77.9	99.8	(22.0)%	192.2	236.9	(18.9)%
____________________________
*     Not meaningful

Atlantic Coast properties include Bally's Atlantic City, Caesars Atlantic City, Harrah's Atlantic City, Harrah's Philadelphia and Showboat Atlantic City. The Atlantic Coast also includes the results of CBAC Borrower, LLC, the entity which owns the Horseshoe Baltimore.

Net revenues decreased by $55.8 million, or 11.7%, as Atlantic City continues to be affected by the competitive environment in the region, which has caused a decline in visitation to the region's Atlantic City properties. The traffic decline, along with unfavorable hold, contributed to overall revenue declines, partially offset by lower promotional allowances. Loss from operations was $494.7 million in the third quarter 2013 compared to income from operations of $47.3 million in the prior year quarter, a change of $542.0 million, primarily due to non-cash tangible and intangible asset impairment charges of $536.2 million recorded in the third quarter 2013 with no comparable charge in the prior year quarter. Excluding the impairment charge, income from operations declined $5.8 million, or 12.3%. A decline in depreciation expense of $15.8 million in the third quarter 2013 when compared to the prior year quarter, largely offset the income impact of lower revenues.
Property EBITDA in the region declined $21.9 million, or 22.0%, in the third quarter 2013 compared with the prior year quarter as a result of the income impact of lower revenues.
Other U.S.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues	$744.8	$780.8	(4.6)%	$2,242.1	$2,333.2	(3.9)%
Loss from operations	(184.2)	(178.9)	(3.0)%	(38.5)	(116.5)	67.0%
Property EBITDA (4)	162.3	200.7	(19.1)%	522.9	564.9	(7.4)%

Other U.S. properties include Grand Casino Biloxi, Harrah's Council Bluffs, Harrah's Joliet, Harrah's Lake Tahoe, Harrah's Laughlin, Harrah's Metropolis, Harrah's New Orleans, Harrah's North Kansas City, Harrah's Reno, Harrah's Tunica, Harveys Lake Tahoe, Horseshoe Bossier City, Horseshoe Council Bluffs, Horseshoe Hammond, Horseshoe Southern Indiana, Horseshoe Tunica, Louisiana Downs and Tunica Roadhouse Hotel and Casino.
Net revenues decreased by $36.0 million, or 4.6%, primarily attributable to lower visitation to the region's properties, driven by competition in the regional markets, and slightly unfavorable hold, as well as the apparent continued softness in the domestic gaming markets. Loss from operations for the third quarter 2013 was $184.2 million compared to $178.9 million in the prior year quarter. This change of $5.3 million was primarily due to higher non-cash impairment charges which totaled $296.7 million in the third quarter of 2013, compared to $292.0 million in the prior year quarter. Aside from the change in impairment charges, income from operations remained relatively unchanged. Operating expenses declined as a result of a $13.2 million decrease in depreciation expense and a $24.5 million improvement in write-downs, reserves and project opening costs, net of recoveries as compared to the prior year quarter. Property EBITDA declined $38.4 million, or 19.1%, in the third quarter 2013 compared with the prior year quarter primarily due to the income impact of declines in net revenues.

Managed, International, Other

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues
Managed	$84.8	$37.0	129.2%	$241.8	$62.0	290.0%
International	63.9	103.1	(38.0)%	280.5	333.7	(15.9)%
Other	91.4	62.5	46.3%	258.9	203.2	27.4%
Total net revenues	$240.1	$202.6	18.5%	$781.2	$598.9	30.4%
Income/(loss) from operations
Managed	$3.1	$(2.1)	*	$15.4	$3.0	*
International	0.7	(0.2)	*	23.2	26.8	(13.4)%
Other	(109.3)	(145.3)	24.8%	(251.5)	(272.5)	7.7%
Total loss from operations	$(105.5)	$(147.6)	28.5%	$(212.9)	$(242.7)	12.3%
___________________________
*     Not meaningful

Managed
Managed properties include companies that operate three Indian-owned casinos, as well as Horseshoe Cleveland, Horseshoe Cincinnati and Caesars Windsor, and the results of Thistledown Racetrack in Ohio ("Thistledown Racino") through August 2012 when the racetrack was contributed to Rock Ohio Caesars, LLC, a joint venture in which Caesars holds a 20% ownership interest.
Revenues for the Company's Managed properties increased $47.8 million, or 129.2%, in the third quarter 2013 compared with the prior year quarter, primarily due to new managed properties, including Horseshoe Cincinnati (opened in March 2013), and Thistledown Racino (commenced video lottery terminal operations in April 2013). A large portion of these revenues represent reimbursable management costs of $72.7 million, which are presented on a gross basis as revenue and expense, thus resulting in no net income from operations.
International
International properties include the results of Caesars' international operations. On May 31, 2013, the Company sold 45% of its equity interest in Conrad Punta del Este in Uruguay to Enjoy S.A. and, as a result of this transaction, no longer consolidates this International property's results, but instead accounts for it as an equity method investment. The above table includes the consolidated results of Conrad Punta del Este through May 31, 2013 and the equity method income or loss from operations beginning June 1, 2013.
In the fourth quarter 2012, the Company began discussions with interested parties with respect to a sale of the subsidiaries that hold the Company's land concession in Macau. As a result, the related assets and liabilities have been classified as held for sale at September 30, 2013 and December 31, 2012 and their operating results have been classified as discontinued operations for all periods presented and are excluded from the table above. On August 6, 2013, the Company, along with certain of its wholly-owned subsidiaries, entered into a share purchase agreement with Pearl Dynasty Investments Limited (“Pearl Dynasty”), pursuant to which Pearl Dynasty will purchase from the Company all of the equity interests of the subsidiaries that hold the Macau land concession. The sale is expected to close in the fourth quarter of 2013.
On March 4, 2013, the Company closed the Alea Leeds casino in England and its operating results have been classified as discontinued operations for all periods presented and are excluded from the table above.
Net revenue declines of $39.2 million, or 38.0%, were primarily driven by the second quarter sale of the equity interests in Conrad Punta del Este, resulting in a $26.5 million decline in net revenues, coupled with declines at the Company's London Clubs properties as a result of strong competition in the United Kingdom ("U.K.") market.
Other
Other is comprised of corporate expenses, including administrative, marketing, and development costs, income from certain non-consolidated affiliates, and the results of Caesars Interactive Entertainment, Inc. ("CIE"), which consists of the businesses related to the World Series of Poker® brand, an online real-money business in the U.K. and Nevada and an alliance with online gaming providers in Italy, and the results of the Company's social and mobile games businesses.

Net revenues increased $28.9 million, or 46.3%, during the third quarter 2013, compared to the prior year quarter primarily driven by the Company's social and mobile games business with CIE, mostly related to the late 2012 acquisition of substantially all of the assets of Buffalo Studios, LLC. Loss from operations improved $36.0 million, or 24.8%, compared to the prior year quarter, resulting primarily from $124.0 million of non-cash intangible asset impairment charges recorded in the third quarter 2012, compared to $92.5 million in the current quarter.
Additional Financial Information
Interest Expense, Net of Interest Capitalized
Interest expense, net of interest capitalized, increased by $47.2 million, or 9.2%, in the third quarter of 2013, due primarily to higher interest rates as a result of the extension of the maturities of Caesars Entertainment Operating Company, Inc. (“CEOC”) debt combined with higher debt balances, compared to the year-ago quarter, partially offset by higher mark-to-market gains on derivatives in 2013.
Gain on Early Extinguishments of Debt
During the third quarter of 2013, the Company recognized $13.0 million in gains on early extinguishments of debt, net of unamortized deferred finance charges and discount. The gains were primarily related to the purchase of $49.8 million of aggregate face value CMBS Loans for $36.0 million, resulting in a gain of $13.4 million, net of discount and deferred finance charges, partially offset by open market repurchases of $18.3 million face value of outstanding debt of CEOC for $18.3 million, resulting in a loss of $0.2 million, net of discount.
Benefit for Income Taxes
The effective tax rate for the third quarter of 2013 and 2012 was 34.8% and 31.0%, respectively. The increase in the effective tax rate is primarily due to the tax effects of larger non deductible goodwill impairments in 2012.
Income/loss from Discontinued Operations, Net of Income Taxes
Income from discontinued operations, net of income taxes was $11.8 million for the third quarter 2013 compared to a loss from discontinued operations, net of income taxes of $0.8 million in the third quarter 2012. This change was primarily due to a $15.2 million increase in the fair value of assets held for sale less cost to sell, recorded in the third quarter of 2013, related to the Company's land concession in Macau.
Liquidity
The Company had $1.8 billion in liquidity as of September 30, 2013, comprised of $1.7 billion of cash and $215.5 million of revolver capacity, partially offset by $100.5 million of revolver capacity committed to letters of credit.  The $1.8 billion in liquidity does not include $527.0 million of restricted cash.
The total face value of debt outstanding was $23,847.1 million as of September 30, 2013.
Cost-Savings Initiatives
The Company has undertaken comprehensive cost-reduction efforts to rightsize expenses with business levels. The Company estimates that its cost-savings programs produced $65.1 million in incremental cost savings for the third quarter of 2013 compared with the same period in 2012. Additionally, as of September 30, 2013, the Company expects that these and additional new cost-savings programs will produce additional annual cost-savings of $126.2 million, based on the full implementation of current projects that are in process. As the Company realizes savings or identifies new cost-reduction activities, this amount will change.
Recent Developments
Closing of Caesars Growth Partners Transactions
As previously announced on October 21, 2013, Caesars distributed to its stockholders subscription rights to purchase common stock of Caesars Acquisition Company (“CAC”) in connection with a rights offering.
On that date, CAC, Caesars Growth Partners, LLC (“Growth Partners”) and Caesars and its subsidiaries consummated the transaction. Affiliates of Apollo Global Management, LLC and TPG Global, LLC exercised their basic subscription rights in full to purchase $457.8 million worth of CAC’s common stock and CAC used such proceeds to acquire all of the voting units of Growth Partners. Growth Partners used $360.0 million of the proceeds received from CAC to purchase Planet Hollywood, Caesars' joint venture interests in the Horseshoe Baltimore and a 50% interest in the management fee revenues for both of those properties, and a subsidiary of Growth Partners assumed the $513.2 million face value outstanding secured term loan related to Planet Hollywood. CAC and Growth Partners also entered into agreements whereby CEOC will provide certain services and back-office support and business advisory services.
In addition, Caesars contributed all of its shares of CIE's outstanding common stock and approximately $1.1 billion face value of senior notes previously issued by CEOC in exchange for non-voting units of Growth Partners.
Caesars, through its subsidiaries, owns approximately 79% of the current outstanding economic interests of Growth Partners.Upon the closing of the rights offering in November 2013, Growth Partners will issue additional voting units to CAC depending upon the participation in the rights offering, and Caesars economic interest in Growth Partners will decrease.
Massachusetts Gaming License

The Company holds a minority ownership, and has a management agreement related to operating a casino, with Sterling Suffolk Racecourse, LLC (“Sterling Suffolk”), owner of Suffolk Downs racecourse in East Boston, Massachusetts. Sterling Suffolk recently made a bid for a casino license at its facility. On October 18, 2013, the Company received a report issued to the Massachusetts Gaming Commission from the Director of the Investigations and Enforcement Bureau for the Massachusetts Gaming Commission (the “Bureau”) which raised certain issues for consideration when evaluating the Company’s suitability as a qualifier in Massachusetts. In particular, the director primarily cited the Company’s business relationship to a license agreement with Gansevoort Group for branding of a hotel that was entered into in 2013. The recommendation of the director to the Massachusetts Gaming Commission was that the Company has not met its burden by clear and convincing evidence to establish its suitability. Although the Company strongly disagrees with the director’s recommendation, the Company has decided to withdraw its application as a qualifier in Massachusetts for the benefit of Sterling Suffolk. While it is too early to determine the resolution regarding the Company’s investment in this project, the approximate cash investment is $100 million as of September 30, 2013.

The Company announced that it has ended its marketing and licensing agreement with the Gansevoort Group with regards to the former Bill's Gambling Hall and Saloon. The Company is exploring re-branding opportunities and plans for the project remain otherwise unchanged.
Caesars Entertainment Operating Company, Inc. Results
As a substantial portion of the debt of Caesars Entertainment's consolidated group is issued by Caesars Entertainment Operating Company, Inc. ("CEOC"), the Company believes it is meaningful to provide information on the results of operations of CEOC, which are summarized below. CEOC's Summary of Operations, Supplemental Information, and Reconciliation of Net Loss Attributable to CEOC to Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted, can be found later in this release.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues (1)	$1,616.2	$1,637.8	(1.3)%	$4,817.4	$4,922.0	(2.1)%
Loss from operations (1), (2)	(716.0)	(275.5)	(159.9)%	(494.2)	(121.7)	(306.1)%
Loss from continuing operations, net of income taxes (1)	(822.8)	(529.8)	(55.3)%	(1,249.7)	(1,063.2)	(17.5)%
Income/(loss) from discontinued operations, net of income taxes	11.8	(0.8)	*	(29.5)	(74.0)	60.1%
Net loss attributable to CEOC	(809.0)	(531.3)	(52.3)%	(1,281.9)	(1,138.9)	(12.6)%
Property EBITDA (4)	380.4	384.0	(0.9)%	1,104.4	1,227.8	(10.1)%
Adjusted EBITDA (5)	369.4	351.3	5.2%	1,048.7	1,136.8	(7.7)%
____________________________
*     Not meaningful
Caesars Entertainment Resort Properties Results
On October 11, 2013, Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC and Rio Properties, LLC, each a wholly-owned subsidiary of Caesars Entertainment Corporation, (i) completed the offering of $1,000 million aggregate principal amount of their 8% first-priority senior secured notes due 2020 and $1,150 million aggregate principal amount of their 11% second-priority senior secured notes due 2021 and (ii) entered into a first lien credit agreement governing their new $2,769.5 million senior secured credit facilities consisting of senior secured term loans in an aggregate principal amount of $2,500.0 million and a senior secured revolving credit facility in an aggregate principal amount of up to $269.5 million. The above transactions are collectively referred to as the "Refinancing."
Upon the Refinancing, Octavius/Linq HoldCo formed an intermediate holding company, Octavius/Linq Intermediate Holding, LLC, for the purpose of owning its existing subsidiaries. On the closing date of the Refinancing, Caesars contributed all of the membership interests of Octavius/Linq Intermediate Holding, LLC to Rio Properties, LLC, a Casino Resort Property (the "Octavius/Linq Transfer"). Following the Octavius/Linq Transfer, Rio Properties, LLC, own Octavius/Linq Intermediate Holding, LLC and its subsidiaries, which are subsidiary guarantors under the Refinancing.
The Casino Resort Properties together with Octavius/Linq HoldCo and their subsidiaries are referred to as the Caesars Entertainment Resort Properties ("CERP"). The financial statements of CERP are presented herein on a combined basis as if the Refinancing and related reorganization had been completed as of September 30, 2013.
The Company believes it is meaningful to provide information on the combined results of operations of CERP which are summarized below. CERP's Supplemental Information and Reconciliation of Net Loss Attributable to CERP to Adjusted EBITDA can be found later in this release.

	Quarter Ended September 30,		Percent Favorable/ (Unfavorable)	Nine Months Ended September 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012		2013	2012
Net revenues	$507.2	$521.8	(2.8)%	$1,516.0	$1,550.9	(2.3)%
Income from operations (2)	72.5	49.7	45.9%	188.9	148.2	27.5%
Net income/(loss)	23.6	(1.2)	*	57.6	36.6	57.4%
Property EBITDA (4)	132.9	138.2	(3.8)%	426.1	409.8	4.0%
Adjusted EBITDA (5)	123.8	123.3	0.4%	398.4	361.2	10.3%
____________________________
*     Not meaningful

(1)
Net revenues, income from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of Harrah's St. Louis casino which was sold in November 2012, the results of Alea Leeds casino which was closed in March 2013 and the results of the subsidiaries that hold the Company's land concession in Macau, all of which are presented as discontinued operations.

(2)
Income from operations for Caesars includes intangible and tangible asset impairment charges of $930.9 million and $419.0 million, for the three months ended September 30, 2013 and 2012, respectively, and includes intangible and tangible asset impairment charges of $1,055.6 million and $626.0 million for the nine months ended September 30, 2013 and 2012, respectively. Income from operations for CEOC includes intangible and tangible asset impairment charges of $925.4 million and $416.0 million, for the three months ended September 30, 2013 and 2012, respectively and includes intangible and tangible asset impairment charges of $1,025.7 million and $623.0 million for the nine months ended September 30, 2013 and 2012, respectively. Income from operations for CERP includes intangible and tangible asset impairment charges of $5.5 million and $3.0 million for the three months ended September 30, 2013 and 2012, respectively, and includes intangible and tangible asset impairment charges of $29.9 million and $3.0 million for the nine months ended September 30, 2013 and 2012, respectively.

(3)
Basic and diluted loss per share for Caesars for the periods shown includes loss per share from discontinued operations. In the three months ended September 30, 2013, income from discontinued operations, net of income taxes was $0.09 per share and in the three months ended September 30, 2012, loss from discontinued operations, net of income taxes was $0.01 per share. Loss per share from discontinued operations for the nine months ended September 30, 2013 and 2012 was $0.24 per share and $0.59 per share, respectively.

(4)
Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Property EBITDA is included because the Company's management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

(5)
Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the Pro Forma effect of adjustments related to properties, yet-to-be-realized cost savings from the Company's profitability improvement programs, discontinued operations and LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries.

Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2 p.m. Pacific Time Tuesday, October 29, 2013 to review its third-quarter results. The call will be accessible in the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 75999544 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company's website for 90 days after the event.
About Caesars
Caesars Entertainment Corporation is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The Company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. Caesars also owns the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

•
changes in the extensive governmental regulations to which the Company and its stockholders are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to the Company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Casino	$1,466.6	$1,578.8	$4,396.8	$4,755.7
Food and beverage	382.9	389.2	1,149.2	1,156.6
Rooms	318.5	312.1	929.0	932.3
Management fees	14.5	12.5	42.3	34.4
Other	225.4	203.5	642.5	580.5
Reimbursable management costs	72.7	22.3	203.2	43.5
Less: casino promotional allowances	(300.6)	(322.6)	(881.7)	(937.4)
Net revenues	2,180.0	2,195.8	6,481.3	6,565.6
Operating expenses
Direct
Casino (a)	803.2	902.2	2,457.6	2,725.1
Food and beverage (a)	168.8	169.8	503.5	501.3
Rooms (a)	76.9	74.3	232.4	230.1
Property, general, administrative, and other (a)	548.2	519.0	1,592.8	1,529.5
Reimbursable management costs	72.7	22.3	203.2	43.5
Depreciation and amortization	130.2	178.8	433.2	533.8
Write-downs, reserves, and project opening costs, net of recoveries	0.5	32.8	44.7	56.9
Intangible and tangible asset impairment charges	930.9	419.0	1,055.6	626.0
Loss/(income) on interests in non-consolidated affiliates	4.0	(1.5)	20.4	8.8
Corporate expense	37.0	51.7	114.3	145.2
Acquisition and integration costs	3.2	1.0	69.6	2.2
Amortization of intangible assets	41.9	43.2	124.4	129.6
Total operating expenses	2,817.5	2,412.6	6,851.7	6,532.0
(Loss)/income from operations	(637.5)	(216.8)	(370.4)	33.6
Interest expense, net of interest capitalized	(563.0)	(515.8)	(1,677.7)	(1,574.3)
Gain on early extinguishments of debt	13.0	—	17.5	79.5
Gain on partial sale of subsidiary	—	—	44.1	—
Other income, including interest income	0.5	4.7	8.9	19.4
Loss from continuing operations before income taxes	(1,187.0)	(727.9)	(1,977.6)	(1,441.8)
Benefit for income taxes	413.4	225.3	819.3	489.5
Loss from continuing operations, net of income taxes	(773.6)	(502.6)	(1,158.3)	(952.3)
Discontinued operations
Income/(loss) from discontinued operations	14.9	0.8	(29.3)	(69.4)
Provision for income taxes	(3.1)	(1.6)	(0.2)	(4.6)
Income/(loss) from discontinued operations, net of income taxes	11.8	(0.8)	(29.5)	(74.0)
Net loss	(761.8)	(503.4)	(1,187.8)	(1,026.3)
Less: net loss/(income) attributable to noncontrolling interests	0.4	(2.1)	(3.5)	(1.5)
Net loss attributable to Caesars	$(761.4)	$(505.5)	$(1,191.3)	$(1,027.8)
Loss per share - basic and diluted
Loss per share from continuing operations	$(6.12)	$(4.02)	$(9.23)	$(7.62)
Income/(loss) per share from discontinued operations	0.09	(0.01)	(0.24)	(0.59)
Net loss per share	$(6.03)	$(4.03)	$(9.47)	$(8.21)
(a) Property operating expenses are comprised of casino, food and beverage, rooms, and property, general, administrative and other expenses.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEETS
(UNAUDITED)
(In millions)

	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$1,707.9	$1,757.5
Restricted Cash (a)	123.4	833.6
Assets held for sale (b)	5.4	5.1
Other current assets	887.5	897.4
Total current assets	2,724.2	3,493.6
Property and equipment, net	14,916.4	15,701.7
Goodwill and other intangible assets	6,679.7	7,146.0
Restricted cash	403.6	364.6
Assets held for sale (b)	466.0	471.2
Other long-term assets	906.5	821.0
	$26,096.4	$27,998.1
Liabilities and Stockholders’ Deficit
Current liabilities
Current portion of long-term debt (a)	$166.4	$879.9
Liabilities held for sale (b)	0.7	3.8
Other current liabilities	1,930.4	1,704.6
Total current liabilities	2,097.5	2,588.3
Long-term debt	21,173.8	20,532.2
Liabilities held for sale (b)	54.3	52.1
Other long-term liabilities	4,267.6	5,157.1
	27,593.2	28,329.7
Total Caesars stockholders’ deficit	(1,578.7)	(411.7)
Non-controlling interests	81.9	80.1
Total deficit	(1,496.8)	(331.6)
	$26,096.4	$27,998.1

(a)
The balance of restricted cash at December 31, 2012 includes $750.0 million of escrow proceeds related to the Company's December 13, 2012 bond offering and the related debt obligation is included in the current portion of long-term debt. Escrow conditions were met in February 2013, at which time the cash was released from restriction and the debt obligation was re-classified to long-term.

(b)
The balances at September 30, 2013 and December 31, 2012 relate to the subsidiaries that hold the Company's land concession in Macau and $7.3 million of non-current assets held for sale related to the Company's investment in a real estate project initiated by the Casino Reinvestment Development Authority (“CRDA”), a New Jersey state governmental agency responsible for directing the spending of casino reinvestment funds for the benefit of Atlantic City.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to Caesars to Property EBITDA for the periods indicated.

	Quarter Ended September 30, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(761.4)
Net loss attributable to noncontrolling interests						(0.4)
Net loss						(761.8)
Income from discontinued operations, net of income taxes						(11.8)
Loss from continuing operations, net of income taxes						(773.6)
Benefit for income taxes						(413.4)
Loss from continuing operations before income taxes						(1,187.0)
Other income, including interest income						(0.5)
Gain on early extinguishments of debt						(13.0)
Interest expense, net of interest capitalized						563.0
Income/(loss) from operations	$146.9	$(494.7)	$(184.2)	$(105.5)		(637.5)
Depreciation and amortization	55.3	28.8	40.2	5.9		130.2
Amortization of intangible assets	19.0	4.0	9.3	9.6		41.9
Intangible and tangible asset impairment charges	5.5	536.2	296.7	92.5		930.9
Write-downs, reserves, and project opening costs, net of recoveries	(3.9)	3.7	0.6	0.1		0.5
Acquisition and integration costs	—	—	—	3.2		3.2
(Income)/loss on interests in non-consolidated affiliates	(0.3)	—	(0.2)	4.5		4.0
Corporate expense	—	—	—	37.0		37.0
EBITDA attributable to discontinued operations					$(0.2)	(0.2)
Property EBITDA	$222.4	$77.9	$162.3	$47.6	$(0.2)	$510.0

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Quarter Ended September 30, 2012
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(505.5)
Net income attributable to noncontrolling interests						2.1
Net loss						(503.4)
Loss from discontinued operations, net of income taxes						0.8
Loss from continuing operations, net of income taxes						(502.6)
Benefit for income taxes						(225.3)
Loss from continuing operations before income taxes						(727.9)
Other income, including interest income						(4.7)
Interest expense, net of interest capitalized						515.8
Income/(loss) from operations	$62.4	$47.3	$(178.9)	$(147.6)		(216.8)
Depreciation and amortization	66.9	44.6	53.4	13.9		178.8
Amortization of intangible assets	19.0	4.0	9.3	10.9		43.2
Intangible and tangible asset impairment charges	3.0	—	292.0	124.0		419.0
Write-downs, reserves, and project opening costs, net of recoveries	13.2	3.9	25.1	(9.4)		32.8
Acquisition and integration costs	—	—	—	1.0		1.0
Income on interests in non-consolidated affiliates	(0.6)	—	(0.2)	(0.7)		(1.5)
Corporate expense	—	—	—	51.7		51.7
EBITDA attributable to discontinued operations					$4.0	4.0
Property EBITDA	$163.9	$99.8	$200.7	$43.8	$4.0	$512.2

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Nine Months Ended September 30, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(1,191.3)
Net income attributable to noncontrolling interests						3.5
Net loss						(1,187.8)
Loss from discontinued operations, net of income taxes						29.5
Loss from continuing operations, net of income taxes						(1,158.3)
Benefit for income taxes						(819.3)
Loss from continuing operations before income taxes						(1,977.6)
Other income, including interest income						(8.9)
Gain on partial sale of subsidiary						(44.1)
Gains on early extinguishments of debt						(17.5)
Interest expense, net of interest capitalized						1,677.7
Income/(loss) from operations	$377.0	$(496.0)	$(38.5)	$(212.9)		(370.4)
Depreciation and amortization	174.8	103.3	130.2	24.9		433.2
Amortization of intangible assets	56.9	12.0	27.7	27.8		124.4
Intangible and tangible asset impairment charges	5.5	558.6	399.0	92.5		1,055.6
Write-downs, reserves, and project opening costs, net of recoveries	19.9	14.3	5.0	5.5		44.7
Acquisition and integration costs	—	—	—	69.6		69.6
(Income)/loss on interests in non-consolidated affiliates	(3.0)	—	(0.5)	23.9		20.4
Corporate expense	—	—	—	114.3		114.3
EBITDA attributable to discontinued operations					$(1.7)	(1.7)
Property EBITDA	$631.0	$192.2	$522.9	$145.7	$(1.7)	$1,490.1

	Nine Months Ended September 30, 2012
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars						$(1,027.8)
Net income attributable to noncontrolling interests						1.5
Net loss						(1,026.3)
Loss from discontinued operations, net of income taxes						74.0
Loss from continuing operations, net of income taxes						(952.3)
Benefit for income taxes						(489.5)
Loss from continuing operations before income taxes						(1,441.8)
Other income, including interest income						(19.4)
Gains on early extinguishments of debt						(79.5)
Interest expense, net of interest capitalized						1,574.3
Income/(loss) from operations	$310.4	$82.4	$(116.5)	$(242.7)		33.6
Depreciation and amortization	201.2	134.1	157.5	41.0		533.8
Amortization of intangible assets	56.9	12.0	27.7	33.0		129.6
Intangible and tangible asset impairment charges	3.0	—	459.5	163.5		626.0
Write-downs, reserves, and project opening costs, net of recoveries	20.4	6.2	37.2	(6.9)		56.9
Acquisition and integration costs	—	—	—	2.2		2.2
(Income)/loss on interests in non-consolidated affiliates	(2.2)	2.2	(0.5)	9.3		8.8
Corporate expense	—	—	—	145.2		145.2
EBITDA attributable to discontinued operations					$50.9	50.9
Property EBITDA	$589.6	$236.9	$564.9	$144.7	$50.9	$1,587.0

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
Adjusted EBITDA is defined as earnings before interest expense, income taxes, and depreciation and amortization ("EBITDA") further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's secured credit facilities.
Last twelve months ("LTM") Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties, estimated cost savings yet-to-be-realized and adjustments for discontinued operations.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of the Company's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the periods indicated:

	Quarter Ended September 30,
(In millions)	2013	2012
Net loss attributable to Caesars	$(761.4)	$(505.5)
Interest expense, net of interest capitalized and interest income	562.3	512.3
Benefit for income taxes (a)	(410.3)	(223.7)
Depreciation and amortization (b)	175.4	228.2
EBITDA	(434.0)	11.3
Project opening costs, abandoned projects and development costs (c)	9.3	31.0
Acquisition and integration costs (d)	3.2	1.1
Gains on early extinguishments of debt (e)	(13.0)	—
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	3.5	(0.6)
Impairments of intangible and tangible assets (g)	915.7	419.0
Non-cash expense for stock compensation benefits (h)	8.4	9.9
Gain on sale on partial sale of subsidiary (i)	—	—
Other items (j)	14.9	12.8
Adjusted EBITDA	$508.0	$484.5

The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the periods indicated, and reconciles net loss attributable to Caesars to LTM Adjusted EBITDA-Pro Forma for the last twelve months ended September 30, 2013.

	(1)	(2)	(3)
(In millions)	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Year Ended December 31, 2012	(1)-(2)+(3) LTM
Net loss attributable to Caesars	$(1,191.3)	$(1,027.8)	$(1,497.5)	$(1,661.0)
Interest expense, net of interest capitalized and interest income	1,669.0	1,557.4	2,079.2	2,190.8
Benefit for income taxes (a)	(819.1)	(484.9)	(820.4)	(1,154.6)
Depreciation and amortization (b)	567.4	692.0	931.1	806.5
EBITDA	226.0	736.7	692.4	181.7
Project opening costs, abandoned projects and development costs (c)	43.7	40.9	71.7	74.5
Acquisition and integration costs (d)	69.6	2.2	6.1	73.5
Gain on early extinguishments of debt (e)	(17.5)	(79.5)	(136.0)	(74.0)
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	2.2	(4.1)	(3.3)	3.0
Impairments of intangible and tangible assets (g)	1,067.1	727.0	1,168.7	1,508.8
Non-cash expense for stock compensation benefits (h)	18.1	43.0	55.1	30.2
Adjustments for recoveries from insurance claims for flood losses (k)	—	(6.6)	(6.6)	—
Gain on sale of discontinued operations (l)	0.7	—	(9.3)	(8.6)
Gain on sale on partial sale of subsidiary (i)	(44.1)	—	—	(44.1)
Other items (j)	82.4	58.0	98.9	123.3
Adjusted EBITDA	$1,448.2	$1,517.6	$1,937.7	1,868.3
Pro Forma adjustments related to properties (m)				7.4
Pro Forma adjustment for estimated cost savings yet-to-be-realized (n)				126.2
Pro Forma adjustments for discontinued operations (o)				5.5
LTM Adjusted EBITDA-Pro Forma				$2,007.4

(a)
Amounts include a provision for income taxes related to discontinued operations of $3.1 million and $1.6 million for the three months ended September 30, 2013 and 2012, respectively, a provision for income taxes related to discontinued operations of $0.2 million, $4.6 million and $50.1 million for the nine months ended September 30, 2013 and 2012, and for the year ended December 31, 2012, respectively.

(b)
Amounts include depreciation and amortization related to discontinued operations of $3.2 million for the three months ended September 30, 2012. There was no depreciation and amortization related to discontinued operations for the three months ended September 30, 2013. Amounts include depreciation and amortization related to discontinued operations of $0.2 million, $19.3 million and $29.0 million for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects. Amounts include reserves related to the closure of Alea Leeds in March 2013 which are included in loss from discontinued operations of $15.8 million for the nine months ended September 30, 2013 and $4.8 million for the three months ended September 30, 2012. There were no reserves related to discontinued operations for the three months ended September 30, 2013, the nine months ended September 30, 2012 and for the year ended December 31, 2012.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions. Amounts include impairment charges related to discontinued operations of $11.5 million, $101.0 million and $101.0 million for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012, respectively. For the three months ended September 30, 2013 amounts include $15.2 million increase in the fair value less cost to sell related to the Company's land concessions in Macau. There were no impairment charges related to discontinued operations for the three months ended September 30, 2012.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company's employees.

(i)	Amounts represent the gain recognized on the sale of 45% of Baluma S.A to Enjoy S.A.

(j)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, non-cash equity in earnings of non-consolidated affiliates (net of distributions), and adjustments to include controlling interests' portion of Baluma S.A. adjusted EBITDA.

(k)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(l)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(m)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(n)
Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost-savings programs.

(o)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CEOC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to CEOC to Property EBITDA for the periods indicated.

	Quarter Ended September 30, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC						$(809.0)
Net loss attributable to non-controlling interests						(2.0)
Net loss						(811.0)
Income from discontinued operations, net of income taxes						(11.8)
Net loss from continuing operations, net of income taxes						(822.8)
Benefit for income taxes						(441.6)
Loss from continuing operations before income taxes						(1,264.4)
Other income, including interest income						(1.1)
Loss on early extinguishments of debt						0.3
Interest expense, net of interest capitalized						549.2
Income/(loss) from operations	$79.8	$(508.8)	$(189.9)	$(97.1)		(716.0)
Depreciation and amortization	37.3	19.5	39.2	5.4		101.4
Amortization of intangible assets	8.2	3.0	6.3	5.4		22.9
Intangible and tangible asset impairment charges	—	536.2	296.7	92.5		925.4
Write-downs, reserves, and project opening costs, net of recoveries	7.1	3.7	0.7	—		11.5
Acquisition and integration costs	—	—	—	3.1		3.1
(Income)/loss on interests in non-consolidated affiliates	—	—	(0.2)	4.5		4.3
Corporate expense	—	—	—	28.0		28.0
EBITDA attributable to discontinued operations					$(0.2)	(0.2)
Property EBITDA	$132.4	$53.5	$152.7	$42.0	$(0.2)	$380.4

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)

	Quarter Ended September 30, 2012
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC						$(531.3)
Net income attributable to non-controlling interests						0.7
Net loss						(530.6)
Loss from discontinued operations, net of income taxes						0.8
Net loss from continuing operations, net of income taxes						(529.8)
Benefit for income taxes						(237.3)
Loss from continuing operations before income taxes						(767.1)
Other income, including interest income						(4.0)
Interest expense, net of interest capitalized						495.6
Income/(loss) from operations	$14.8	$27.5	$(184.9)	$(132.9)		(275.5)
Depreciation and amortization	41.2	32.8	51.6	13.2		138.8
Amortization of intangible assets	8.2	3.0	6.3	9.7		27.2
Intangible and tangible asset impairment charges	—	—	292.0	124.0		416.0
Write-downs, reserves, and project opening costs, net of recoveries	11.0	3.7	25.1	(9.5)		30.3
Acquisition and integration costs	—	—	—	1.0		1.0
Income on interests in non-consolidated affiliates	—	—	(0.2)	(0.7)		(0.9)
Corporate expense	—	—	—	43.1		43.1
EBITDA attributable to discontinued operations					$4.0	4.0
Property EBITDA	$75.2	$66.9	$190.0	$47.9	$4.0	$384.0

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)

	Nine Months Ended September 30, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC						$(1,281.9)
Net income attributable to non-controlling interests						2.7
Net loss						(1,279.2)
Loss from discontinued operations, net of income taxes						29.5
Net loss from continuing operations, net of income taxes						(1,249.7)
Benefit for income taxes						(852.3)
Loss from continuing operations before income taxes						(2,102.0)
Other income, including interest income						(11.4)
Gain on partial sale of subsidiary						(44.1)
Loss on early extinguishments of debt						37.1
Interest expense, net of interest capitalized						1,626.2
Income/(loss) from operations	$161.8	$(490.8)	$(59.4)	$(105.8)		(494.2)
Depreciation and amortization	117.4	71.3	127.0	23.4		339.1
Amortization of intangible assets	24.5	8.9	18.9	16.5		68.8
Intangible and tangible asset impairment charges	—	534.2	399.0	92.5		1,025.7
Write-downs, reserves, and project opening costs, net of recoveries	20.8	7.1	5.0	(2.5)		30.4
Acquisition and integration costs	—	—	—	20.5		20.5
(Income)/loss on interests in non-consolidated affiliates	—	—	(0.5)	23.5		23.0
Corporate expense	—	—	—	92.8		92.8
EBITDA attributable to discontinued operations					$(1.7)	(1.7)
Property EBITDA	$324.5	$130.7	$490.0	$160.9	$(1.7)	$1,104.4

	Nine Months Ended September 30, 2012
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC						$(1,138.9)
Net income attributable to non-controlling interests						1.7
Net loss						(1,137.2)
Loss from discontinued operations, net of income taxes						74.0
Net loss from continuing operations, net of income taxes						(1,063.2)
Benefit for income taxes						(549.8)
Loss from continuing operations before income taxes						(1,613.0)
Other income, including interest income						(18.4)
Interest expense, net of interest capitalized						1,509.7
Income/(loss) from operations	$143.7	$46.0	$(135.7)	$(175.7)		(121.7)
Depreciation and amortization	125.7	96.7	152.3	40.4		415.1
Amortization of intangible assets	24.5	8.9	18.9	26.1		78.4
Intangible and tangible asset impairment charges	—	—	459.5	163.5		623.0
Write-downs, reserves, and project opening costs, net of recoveries	14.3	5.7	37.2	(6.9)		50.3
Acquisition and integration costs	—	—	—	1.9		1.9
Loss/(income) on interests in non-consolidated affiliates	—	1.1	(0.5)	9.3		9.9
Corporate expense	—	—	—	120.0		120.0
EBITDA attributable to discontinued operations					$50.9	50.9
Property EBITDA	$308.2	$158.3	$531.7	$178.7	$50.9	$1,227.8

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC.
TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND
LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED
(UNAUDITED)
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's the credit facility.
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties, estimated cost savings yet-to-be-realized and discontinued operations.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC's unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude the LTM Adjusted EBITDA-Pro Forma of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants ("LTM Adjusted EBITDA-Pro Forma - CEOC Restricted").
Because not all companies use identical calculations, the presentation of CEOC's Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the periods indicated:

	Quarter Ended September 30,
(In millions)	2013	2012
Net loss attributable to CEOC	$(808.9)	$(531.3)
Interest expense, net of capitalized interest and interest income	548.1	492.4
Benefit for income taxes (a)	(438.6)	(235.7)
Depreciation and amortization (b)	127.4	172.4
EBITDA	(572.0)	(102.2)
Project opening costs, abandoned projects and development costs (c)	9.4	31.1
Acquisition and integration costs (d)	3.1	1.0
Loss on early extinguishment of debt (e)	0.3	—
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	1.8	(2.1)
Impairments of intangible and tangible assets (g)	910.2	416.0
Non-cash expense for stock compensation benefits (h)	1.4	7.5
Other items (j)	15.2	—
Adjusted EBITDA	$369.4	$351.3

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the periods indicated, and reconciles net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted for the last twelve months ended September 30, 2013.

	(1)	(2)	(3)
(In millions)	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Year Ended December 31, 2012	(1)-(2)+(3) LTM
Net loss attributable to CEOC	$(1,281.9)	$(1,138.9)	$(1,627.4)	$(1,770.4)
Interest expense, net of capitalized interest and interest income	1,615.0	1,493.7	1,995.7	2,117.0
Benefit for income taxes (a)	(852.1)	(545.2)	(884.5)	(1,191.4)
Depreciation and amortization (b)	417.8	522.1	701.7	597.4
EBITDA	(101.2)	331.7	185.5	(247.4)
Project opening costs, abandoned projects and development costs (c)	43.3	41.0	55.9	58.2
Acquisition and integration costs (d)	20.5	1.9	5.8	24.4
Loss on early extinguishments of debt (e)	37.1	—	—	37.1
Net income/(loss) attributable to non-controlling interests, net of (distributions))(f)	1.4	(3.9)	(4.2)	1.1
Impairments of intangible and tangible assets (g)	1,037.2	724.0	1,165.7	1,478.9
Non-cash expense for stock compensation benefits (h)	15.3	23.9	33.4	24.8
Adjustments for recoveries from insurance claims for flood losses (k)	—	(6.6)	(6.6)	—
Gain on sale of discontinued operations (l)	0.7	—	(9.3)	(8.6)
Gain on sale on partial sale of subsidiary (i)	(44.1)	—	—	(44.1)
Other items (j)	38.5	24.8	53.3	67.0
Adjusted EBITDA	$1,048.7	$1,136.8	$1,479.5	1,391.4
Pro Forma adjustments related to properties (m)				7.4
Pro Forma adjustment for estimated cost savings yet-to-be-realized (n)				89.1
Pro Forma adjustments for discontinued operations (o)				5.5
LTM Adjusted EBITDA-Pro Forma				1,493.4
LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries				(122.5)
LTM Adjusted EBITDA-Pro Forma - CEOC Restricted				$1,370.9

(a)
Amounts include a provision for income taxes related to discontinued operations of $3.1 million and $1.6 million for the three months ended September 30, 2013 and 2012, respectively, a provision for income taxes related to discontinued operations of $0.2 million, $4.6 million and $50.1 million for the nine months ended September 30, 2013 and 2012, and for the year ended December 31, 2012, respectively.

(b)
Amounts include depreciation and amortization related to discontinued operations of $3.2 million for the three months ended September 30, 2012. There was no depreciation and amortization related to discontinued operations for the three months ended September 30, 2013. Amounts include depreciation and amortization related to discontinued operations of $0.2 million, $19.3 million and $29.0 million for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects. Amounts include reserves related to the closure of Alea Leeds in March 2013 which are included in loss from discontinued operations of 15.8 million for the nine months ended September 30, 2013 and $4.8 million for the three months ended September 30, 2012. There were no reserves related to discontinued operations for the three months ended September 30, 2013, the nine months ended September 30, 2012 and for the year ended December 31, 2012.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from CEOC's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions. Amounts include impairment charges related to discontinued operations of $11.5 million, $101.0 million and $101.0 million for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012, respectively. For the three months ended September 30, 2013 amounts include $15.2 million increase in the fair value less cost to sell related to the Company's land concessions in Macau. There were no impairment charges related to discontinued operations for the three months ended September 30, 2012.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CEOC's employees.

(i)	Amounts represent the gain recognized on the sale of 45% of Baluma S.A to Enjoy S.A.

(j)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, non-cash equity in earnings of non-consolidated affiliates (net of distributions), and adjustments to include controlling interests' portion of Baluma S.A. adjusted EBITDA.

(k)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(l)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(m)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(n)
Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost-savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost savings programs.

(o)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.

CAESARS ENTERTAINMENT RESORT PROPERTIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Net income/(loss)	$23.6	$(1.2)	$57.6	$36.6
Provision/(benefit) for income taxes	12.9	(5.8)	26.0	14.1
Income/(loss) before income taxes	36.5	(7.0)	83.6	50.7
Other income, including interest income	—	(0.3)	(0.1)	(0.8)
Gain on early extinguishments of debt	(13.4)	—	(52.4)	(78.5)
Interest expense, net of interest capitalized	49.4	57.0	157.8	176.8
Income from operations	72.5	49.7	188.9	148.2
Depreciation and amortization	36.8	47.1	118.5	145.0
Amortization of intangible assets	14.8	14.8	44.3	44.3
Intangible and tangible asset impairment charges	5.5	3.0	29.9	3.0
Write-downs, reserves, and project opening costs, net of recoveries	(8.0)	7.8	10.7	13.7
Income on interests in non-consolidated affiliates	(0.3)	(0.6)	(3.0)	(1.1)
Corporate expense	11.6	16.4	36.8	56.7
Property EBITDA	$132.9	$138.2	$426.1	$409.8

CAESARS ENTERTAINMENT RESORT PROPERTIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CERPs performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CERP.
Because not all companies use identical calculations, the presentation of CERP's Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net income/(loss) to Adjusted EBITDA for the periods indicated:

	Quarter Ended September 30,
(In millions)	2013	2012
Net income/(loss)	$23.6	$(1.2)
Interest expense, net of capitalized interest and interest income	49.4	56.8
Provision/(benefit) for income taxes	12.9	(5.8)
Depreciation and amortization	51.6	61.8
EBITDA	137.5	111.6
Project opening costs, abandoned projects and development costs (a)	3.0	—
Gain on early extinguishment of debt (b)	(13.4)	—
Impairments of intangible and tangible assets (c)	5.5	3.0
Non-cash expense for stock compensation benefits (d)	0.2	(1.3)
Other items (e)	(9.0)	10.0
Adjusted EBITDA	$123.8	$123.3
The following table reconciles net income to Adjusted EBITDA for the periods indicated, and reconciles net income to LTM Adjusted EBITDA-Pro Forma for the last twelve months ended September 30, 2013.

	(1)	(2)	(3)
(In millions)	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Year Ended December 31, 2012	(1)-(2)+(3) LTM
Net income	$57.6	$36.6	$43.4	$64.4
Interest expense, net of capitalized interest and interest income	157.7	176.0	230.8	212.5
Provision for income taxes	26.0	14.1	21.9	33.8
Depreciation and amortization	162.8	189.3	251.8	225.3
EBITDA	404.1	416.0	547.9	536.0
Project opening costs, abandoned projects and development costs (a)	4.8	1.9	6.3	9.2
Gain on early extinguishment of debt (b)	(52.4)	(78.5)	(135.0)	(108.9)
Impairments of intangible and tangible assets (c)	29.9	3.0	3.0	29.9
Non-cash expense for stock compensation benefits (d)	0.5	(0.8)	1.1	2.4
Other items (e)	11.5	19.6	26.2	18.1
Adjusted EBITDA	$398.4	$361.2	$449.5	486.7
Pro Forma adjustment for estimated cost savings yet-to-be-realized (f)				37.0
LTM Adjusted EBITDA-Pro Forma				$523.7

(a)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(b)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(c)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions.

(d)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CERP's employees.

(e)
Amounts represent add-backs and deductions from EBITDA included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include severance and relocation, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(f)
Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost-savings programs.